Exhibit 99.1

PHH Corporation Announces Second Quarter 2018 Results
Provides Update on Proposed Merger with Ocwen Financial Corporation

Highlights:

•
Net loss attributable to PHH Corporation of $35 million, or $1.07 per basic share. Net loss from continuing operations was $37 million or $1.11 per basic share, which includes $4 million of unfavorable pre-tax notable items.

•	Ended the second quarter of 2018 with cash and cash equivalents of $453 million and total PHH Corporation stockholders’ equity of $489 million.

•	Our stockholders approved the proposed merger with Ocwen on June 11, 2018.

•
Continued to make progress in obtaining the requisite approvals for the proposed merger with Ocwen from governmental agencies and state regulatory and licensing entities, and we are currently targeting closing the transaction in the third quarter of 2018.

•	Our Total Servicing Portfolio was comprised of 586,609 loans serviced representing $129.0 billion of unpaid principal balance, including 550,942 loans in our subservicing portfolio.

Mount Laurel, NJ — August 3, 2018 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter ended June 30, 2018 and provided an update on the proposed merger with Ocwen Financial Corporation. For the quarter ended June 30, 2018, the Company reported Net loss attributable to PHH Corporation of $35 million or $1.07 per basic share. Net loss from continuing operations was $37 million or $1.11 per basic share.

Summary Consolidated Results
(In millions, except share and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Total net revenues	$35	$31	$85	$71
Loss from continuing operations before income taxes	(36)	(75)	(62)	(152)
Loss from continuing operations, net of tax	(37)	(42)	(63)	(95)
Net loss attributable to PHH Corporation	(35)	(46)	(65)	(113)

Basic and Diluted earnings (loss) per share:
From continuing operations	$(1.11)	$(0.78)	$(1.92)	$(1.77)
From discontinued operations	0.04	(0.08)	(0.08)	(0.34)
Total attributable to PHH Corporation	$(1.07)	$(0.86)	$(2.00)	$(2.11)

Weighted-average common shares outstanding — basic & diluted	32.669	53.342	32.657	53.511

Notable items and Exit and disposal costs attributable to the continuing operations of PHH included the following:

	Three Months Ended June 30,
	2018		2017
	Pre-Tax	Post-Tax	Pre-Tax	Post-Tax
	$	Per Share	$	Per Share
Notable items:
Legal and regulatory reserves	$(2)	$(0.08)	$(13)	$(0.14)
Severance	(1)	(0.03)	—	—
Merger and strategic review expenses	(1)	(0.02)	(6)	(0.07)
Loss from MSR sales and related costs	—	—	(5)	(0.05)

Exit and disposal costs	$—	$—	$(4)	$(0.05)

Update on the Proposed Merger with Ocwen Financial Corporation

On February 27, 2018, the Company entered into a definitive Agreement and Plan of Merger with Ocwen Financial Corporation (“Ocwen”), and POMS Corp (“MergerSub”) pursuant to which all of PHH’s outstanding common stock will be acquired by Ocwen in a merger of MergerSub with and into PHH with PHH as the surviving entity (the “Merger”) in an all cash transaction valued at approximately $360 million, or $11.00 per share on a fully-diluted basis. The Company’s stockholders approved the proposed merger on June 11, 2018. The Merger remains subject to, in addition to various other customary closing conditions, state licensing, and other governmental and regulatory approvals and PHH maintaining cash and adjusted net worth above certain thresholds. The Company continues to make progress toward meeting the remaining key closing conditions as follows:

•
The Company ended the second quarter of 2018 with stockholders’ equity of $489 million. Ocwen may terminate the merger agreement if the Company’s adjusted net worth, as calculated under the merger agreement, is more than $47.5 million below a prescribed amount, which prescribed amount was $434 million as of June 30, 2018 and ranges from $425 million to $393 million between July and December 2018. As of June 30, 2018, the adjustments made to PHH Corporation stockholders’ equity to arrive at the adjusted net worth under the merger agreement were immaterial.

•
The Company ended the second quarter 2018 with cash and cash equivalents of $453 million. Ocwen may terminate the merger agreement if available cash on hand falls below a prescribed amount, which prescribed amount was $338 million as of June 30, 2018, and ranges from $329 million to $293 million between July and December 2018. As of June 30, 2018, the adjustments made to cash and cash equivalents to arrive at available cash on hand were immaterial.

•
Continued to make progress in obtaining the requisite approvals for the proposed merger with Ocwen from governmental agencies and state regulatory and licensing entities, and we are currently targeting closing the transaction in the third quarter of 2018.

About PHH Corporation

PHH Corporation (NYSE: PHH), through its subsidiary, PHH Mortgage, is one of the largest subservicers of residential mortgages in the United States. PHH Mortgage provides servicing and portfolio retention solutions to investors of MSRs, financial and wealth management institutions, regional and community banks, and credit unions. Headquartered in Mount Laurel, New Jersey, the Company has been providing mortgage lending and servicing solutions since 1984 and is dedicated to responsible and ethical practices while delivering an exceptional customer experience. For additional information, please visit www.phh.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Special Note Regarding Forward-Looking Statements

In addition to the Cautionary Note Regarding Forward-Looking Statements above, with respect to the proposed Merger, factors that may cause actual results to differ from expected results include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the agreements with Ocwen; the risk that the necessary regulatory approvals for the merger may not be obtained or may be obtained subject to conditions that are not anticipated; the risk that PHH’s cash and/or net worth may decline below the threshold levels specified in the merger agreement; risks that Ocwen may not have sufficient funds to consummate the merger; risks that PHH’s business may suffer as a result of uncertainties surrounding the proposed transaction; litigation or other legal proceedings relating to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; risks related to the disruption of management time from ongoing business operations due to the proposed transaction; the effect of the announcement of the proposed transactions and the PHH’s plans, including impact on PHH’s relationships with customers, regulators, lenders and employees; other risks to the consummation of the transaction, including the risk that the transactions will not be consummated within the expected time period or at all; unfavorable economic conditions in the markets PHH serves; changes in laws or regulations; and other risks and uncertainties described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s periodic reports filed with the SEC, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by the Company or the Company’s businesses generally.

Contact Information

Investors                    Media
Hugo Arias                    Dico Akseraylian
hugo.arias@phh.com                dico.akseraylian@phh.com
856-917-0108                    856-917-0066

PHH CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$453	$509
Restricted cash	41	33
Mortgage loans held for sale	55	103
Accounts receivable, net	58	73
Servicing advances, net (1)	302	356
Mortgage servicing rights (1)	483	476
Property and equipment, net	18	22
Other assets	28	25
Assets related to discontinued operations (2)	4	214
Total assets	$1,442	$1,811

LIABILITIES
Accounts payable and accrued expenses	$67	$98
Subservicing advance liabilities	194	232
Mortgage servicing rights secured liability	437	419
Mortgage warehouse and advance facilities	59	117
Unsecured debt, net	118	118
Loan repurchase and indemnification liability	27	29
Other liabilities	42	46
Liabilities related to discontinued operations (2)	9	199
Total liabilities	953	1,258

Total PHH Corporation stockholders’ equity	489	553
Total liabilities and equity	$1,442	$1,811
_______________

(1)
MSR and Advances Sale Commitments. As of June 30, 2018, we had commitments to sell MSRs, representing $5.3 billion of unpaid principal balance, for $30 million in MSR fair value. Additionally, we had commitments to transfer approximately $94 million in Servicing advances to the counterparties of these agreements.

(2)
Discontinued Operations. Represents the assets and liabilities directly attributable to the PLS business and Real Estate channel. The decline from December 31, 2017 represents the completion of substantially all of the run-off activities of these operations, including the acquisition of Realogy’s 49.9% ownership interests in PHH Home Loans for a total of $19 million in cash.

PHH CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
REVENUES
Loan servicing income, net	$40	$28	$83	$61
Gain on loans held for sale, net	5	9	10	21
Origination and other loan fees	1	—	2	1
Net interest expense	(11)	(6)	(25)	(14)
Other income	—	—	15	2
Total net revenues	35	31	85	71

EXPENSES
Salaries and related expenses	28	36	60	72
Foreclosure and repossession expenses	3	5	6	12
Professional and third-party service fees	16	22	34	53
Technology equipment and software expenses	7	7	14	14
Occupancy and other office expenses	6	6	12	11
Depreciation and amortization	2	3	5	7
Exit and disposal costs	—	4	—	13
Other operating expenses	9	23	16	41
Total expenses	71	106	147	223
Loss from continuing operations before income taxes	(36)	(75)	(62)	(152)
Income tax expense (benefit)	1	(33)	1	(57)
Loss from continuing operations, net of tax	(37)	(42)	(63)	(95)
Income (loss) from discontinued operations, net of tax	2	(8)	(2)	(26)
Net loss	(35)	(50)	(65)	(121)
Less: net loss attributable to noncontrolling interest from discontinued operations	—	(4)	—	(8)
Net loss attributable to PHH Corporation	$(35)	$(46)	$(65)	$(113)
Comprehensive loss attributable to PHH Corporation	$(35)	$(46)	$(65)	$(113)

Basic and Diluted earnings (loss) per share:
From continuing operations	$(1.11)	$(0.78)	$(1.92)	$(1.77)
From discontinued operations	0.04	(0.08)	(0.08)	(0.34)
Total attributable to PHH Corporation	$(1.07)	$(0.86)	$(2.00)	$(2.11)

Discontinued Operations

We determined that substantially all of the run-off activities of the Private Label Services ("PLS") business and Real Estate channel were completed during the three months ended March 31, 2018. Accordingly, the results of the PLS business and Real Estate channel have been presented as discontinued operations in the Condensed Consolidated Statements of Operations and Comprehensive Income (Loss), and excluded from continuing operations and segment results for all periods presented. Certain corporate overhead costs that were previously allocated to the PLS business and Real Estate channel for segment reporting purposes did not qualify for classification within discontinued operations, and have been included in continuing operations.

Reportable segments presented in continuing operations now include Mortgage Servicing, which acts as a subservicer for clients that own the underlying mortgage servicing rights and performs servicing activities for owned mortgage servicing rights, and Mortgage Production, which provides portfolio origination retention services to subservicing clients and sells the related mortgage loans in the secondary market.

Mortgage Servicing

Mortgage Servicing segment loss during the second quarter of 2018 was $21 million, as compared to a loss of $43 million in the second quarter of 2017.

During the second quarter of 2018, Total net revenues increased by $8 million, or 38%, as compared to the same period in 2017 primarily driven by a $9 million decrease in unsecured debt interest expense related to the capital actions taken in 2017 to reduce our unsecured debt levels. Other changes in our owned servicing revenue largely offset one another, including those related to the change in mix of our total loan servicing portfolio to primarily subserviced loans which reduced the interest rate exposure and related volatility in revenues driven by MSR fair value changes, but also lowered our contractual servicing fees since we receive a smaller fee per loan from our subservicing clients as compared to the servicing fee of our capitalized servicing rights.

During the second quarter of 2018, Total expenses decreased by $14 million or 22%, as compared to the same period in 2017. The provision for legal and regulatory matters decreased by $11 million primarily driven by our previously announced settlements with the FHA and FHFA related to our legacy servicing practices during 2017. Repurchase and foreclosure-related charges decreased by $3 million primarily due to losses incurred during the second quarter of 2017 related to government insurance programs and other legacy claims. Foreclosure and repossession expenses decreased by $2 million primarily due to lower foreclosure activity and improved delinquencies that were partially the result of the sales of delinquent government loans that occurred throughout 2017.

Corporate overhead allocation increased by $4 million, which was impacted by the PLS business and Real Estate channel exits. During the second quarter of 2017, $15 million of indirect costs not allocated to discontinued operations were stranded within the Other reporting unit, whereas, for 2018, 100% of those costs are included in the allocations to our segments.

At June 30, 2018, our subservicing portfolio consisted of approximately 551,000 units, up 57% from June 30, 2017, reflecting the addition of subserviced loans from 2017 sales of MSRs to New Residential. During the first half of 2018, the Company was notified by certain subservicing clients that they expect to transfer approximately 140,000 subservicing units, or 22% of our unit count at December 31, 2017, off of our platform in multiple transfers beginning in May 2018. Approximately 65,000 of these units are subject to a portfolio defense agreement and will no longer be solicitable units upon transfer to a new servicer. During the three months ended June 30, 2018, the Company completed the transfer of approximately 45,000 of these units, substantially all of which were subject to a portfolio defense agreement, and the remaining units are expected to be transferred off of our platform during the second half of 2018.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions)
Segment Results:
Loan servicing income, net	$40	$28	$83	$61
Net interest expense	(11)	(7)	(25)	(15)
Other income	—	—	15	2
Total net revenues	29	21	73	48

Salaries and related expenses	14	15	29	32
Foreclosure and repossession expenses	3	5	6	12
Professional and third-party service fees	7	8	13	15
Technology equipment and software expenses	4	4	7	7
Occupancy and other office expenses	4	3	8	6
Depreciation and amortization	—	—	1	1
Exit and disposal costs	—	—	—	2
Other operating expenses	18	29	36	50
Total expenses	50	64	100	125
Segment loss	$(21)	$(43)	$(27)	$(77)

	June 30,
	2018	2017
	($ In millions)
Total Loan Servicing Portfolio:
Conventional loans	$119,429	$147,043
Government loans	8,310	11,001
Home equity lines of credit	1,285	1,719
Total Unpaid Principal Balance	$129,024	$159,763

Number of loans in owned portfolio (units)	35,667	379,231
Number of subserviced loans (units) (1)	550,942	351,109
Total number of loans serviced (units)	586,609	730,340

Weighted-average interest rate	3.9%	3.8%

Total Portfolio Delinquency:
% of UPB - 30 days or more past due	2.27%	1.98%
% of UPB - Foreclosure, REO and Bankruptcy	1.46%	1.61%
Units - 30 days or more past due	3.23%	2.83%
Units - Foreclosure, REO and Bankruptcy	1.97%	2.12%

Total Capitalized Servicing Portfolio:
Unpaid Principal Balance of capitalized MSRs owned	$7,121	$53,933
Unpaid Principal Balance of capitalized MSRs in secured borrowing arrangement (1)	45,770	13,084
Total Unpaid Principal Balance of capitalized servicing portfolio	$52,891	$67,017

Capitalized servicing rate	0.91%	0.83%
Capitalized servicing multiple	3.4	3.0
Weighted-average servicing fee (in basis points)	27	27

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions)
Total Loan Servicing Portfolio:
Average Portfolio UPB	$138,199	$161,645	$142,032	$165,652

Owned Capitalized Servicing Portfolio: (1)
Average Portfolio UPB	$7,485	$66,351	$7,871	$72,316
Payoffs and principal curtailments	397	3,190	744	6,649
Sales	473	2,200	1,598	12,516
_______________

(1)
Reflects the shift in our servicing portfolio to subserviced loans which began in the second quarter of 2017 as we sold MSRs to New Residential and continued functioning as subservicer. The MSRs sold to New Residential have been accounted for as a secured borrowing arrangement.

Mortgage Production

For all periods presented below, Mortgage Production includes only the continuing operations of the Portfolio Retention business, and the historical results of the PLS business and Real Estate channel have been reclassified to discontinued operations.

Mortgage Production segment loss during the second quarter of 2018 was $14 million, as compared to a loss of $7 million in the second quarter of 2017.

During the second quarter of 2018, Total net revenues decreased by $4 million, or 40%, as compared to the same period in 2017 due to lower volumes of loan closings and IRLCs. The volume decrease related to IRLCs expected to close was primarily attributable to lower relative interest rates, which drove lower demand for refinance loans and a decline in loan margins.

During the second quarter of 2018, Total expenses increased by $3 million, or 18%, as compared to the same period in 2017 primarily due to a $5 million increase in Corporate overhead allocation that was partially offset by lower expenses associated with operating a smaller business with lower volumes and increased operational efficiencies. The increase in the Corporate overhead allocation was impacted by the PLS business and Real Estate channel exits. During the second quarter of 2017, $15 million of indirect costs not allocated to discontinued operations were stranded within the Other reporting unit, whereas, for 2018, 100% of those costs are included in the allocations to our segments.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(In millions)
Segment Results:
Origination and other loan fees	$1	$—	$2	$1
Gain on loans held for sale, net	5	9	10	21
Net interest income	—	1	—	1
Total net revenues	6	10	12	23

Salaries and related expenses	6	7	14	15
Professional and third-party service fees	1	2	3	4
Occupancy and other office expenses	1	2	3	4
Depreciation and amortization	1	1	1	3
Other operating expenses	11	5	21	12
Total expenses	20	17	42	38
Segment loss	$(14)	$(7)	$(30)	$(15)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	($ In millions)
Closings:
Refinance	$132	$136	$328	$566
Purchase	16	18	28	27
Total Unpaid Principal Balance	$148	$154	$356	$593

Number of loans funded (units)	831	895	1,927	3,295

Locked Volume:
IRLCs expected to close	$131	$176	$283	$389